Exhibit 99.1

News Release

Superior Industries International, Inc. Receives NYSE Notice

SOUTHFIELD, MICHIGAN – June 24, 2025 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), one of the world’s leading aluminum wheel suppliers, today announced that on June 17, 2025, it received a written notice from the New York Stock Exchange (the “NYSE”) that the Company no longer satisfies the continued listing compliance standards set forth under Section 802.01C of the NYSE Listed Company Manual (the “Manual”) because the average closing price of the Company’s common stock, par value $0.01 per share (the “Common Stock”) was less than $1.00 per share over a consecutive 30-trading day period (the “Notice”).

Pursuant to Section 802.01C of the Manual, the Company has a period of six months following receipt of the Notice to regain compliance with the minimum share price requirement, with the possibility of extension at the discretion of the NYSE. In order to regain compliance, on the last trading day in any calendar month during the cure period, the Common Stock must have: (i) a closing price of at least $1.00 per share; and (ii) an average closing price of at least $1.00 per share over the 30 trading-day period ending on the last trading day of such month.

Pursuant to NYSE rules, the Common Stock will continue to be listed and traded on NYSE during the cure periods outlined above, subject to the Company’s compliance with other NYSE continued listing requirements. The current noncompliance with the standards described above does not affect the Company’s ongoing business operations or its reporting requirements with the Securities and Exchange Commission (the “SEC”).

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest light weighting and finishing technologies. Superior serves the European aftermarket with the brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “assumes,” “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “foresee,” “intends,” “guidance,” “predicts,” “projects,” “projecting,” “potential,” “targeting,” “will likely result,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond Superior’s control, including, without limitation, future fluctuations in the Company’s market capitalization and stockholders’ equity; its ability to regain compliance with the Manual and maintain a listing of the Common Stock on NYSE. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s SEC filings and reports.

New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect Superior. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Contacts:

Superior Investor Relations:

(248) 234-7104

Investor.Relations@supind.com